UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2007

INTEGRATIVE HEALTH TECHNOLOGIES, INC.
(FKA Senticore, Inc.)
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

814-0069
(Commission File Number)

11-3504866
(I.R.S. Employer Identification No.)

4940 Broadway, Suite 201
San Antonio, TX 78209
(Address of Principal Executive Offices, including Zip Code)

(210) 824.4416
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Integrative Health Technologies, Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 OTHER EVENTS

The Registrant has previously reported on several occasions that it is a Business Development Corporation (“BDC”) under the Investment Act of 1940. However, it has come to the attention of management that the Registrant’s election to become a BDC was ineffective and that the Registrant is not and has never been a BDC.

Previous filings have disclosed that the current management was installed after the closing of an Agreement and Plan of Merger on June 3, 2006. Before that time, on February 11, 2005, prior management had caused the company to file Form N-54 purporting to elect BDC status. Prior management apparently believed that the Registrant had made an effective election to become a BDC, since (1) they operated the company on that assumption, (2) represented to current management that the company was a BDC, and (3) caused the Registrant to specifically represent in the closing documents for the June 3, 2006 transaction.

Current management, relying on the Form N-54 filing and the representations made prior to and at closing, believed the company was a BDC.

Current management has discovered that the N-54 filing was ineffective in that it did not comply with the preconditions for an effective filing under s.54 of the Investment Company Act. Specifically, s.54 of the Investment Company Act requires one of two preconditions to be met for an effective BDC election: the company either must have a class of its equity securities registered under section 12 of the Securities Exchange Act of 1934 or it must have filed a registration statement pursuant to section 12 of the Securities Exchange Act of 1934 for a class of its equity securities. Neither precondition was met by the Registrant.

Although the mistaken belief as to the company’s status has led to instances of noncompliance with certain securities laws and regulations, management is not aware of any issues arising as a result that are likely to have a material effect on the company or its business prospects. Nevertheless, investors are cautioned that the laws and regulations in question are complex, that the situation is unusual, and that a full assessment of all the effects and their materiality or lack of materiality has not yet been completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    INTEGRATIVE HEALTH TECHNOLOGIES, INC.

By /s/ Gilbert R. Kaats, Ph.D.
    Gilbert R. Kaats, Ph.D.
    Chairman, President and Chief Executive Officer

    Date: February 20, 2007